Exhibit 99.1

Philip Morris International Inc. (PMI) Continues to Pursue Acquisition of Protabaco

BOGOTA, COLOMBIA, June 12, 2010. Philip Morris International Inc. (PMI) expressed today its disappointment with the initial decision of the Superintendent of Industry and Commerce (SIC) of not approving its application for the acquisition of Protabaco, as proposed, and announced that it will seek reconsideration of the initial decision.

James Mortensen, PMI’s President for Latin America & Canada, said that “We are obviously disappointed with this initial decision but the process is continuing and PMI is committed to working with the SIC to address its concerns and we remain hopeful we can successfully complete the acquisition of Protabaco, the second largest cigarette manufacturer in Colombia.” Mortensen added that “PMI is the best partner for Protabaco, its workers, Colombian growers, and the community in general.”

PMI has demonstrated its strong commitment to the country by promoting the expansion of employment and development in rural tobacco growing areas, providing support to the process of the Reintegration Office and combating the illicit trade of tobacco products. Mortensen reiterated PMI’s strong interest in further investments in these areas.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 77,000 employees and its products are sold in approximately 160 countries. In 2009, the company held an estimated 15.4% share of the total international cigarette market outside of the U.S., or 26.0% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

For further information, contact:

Lucía Esparza or Humberto Mora

Cell: (57) 3122869940